Exhibit 4.2

ASSOCIATED CAPITAL GROUP, INC.
STOCK AWARD AND INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT, (this “Agreement”), effective as of _________, 20__ (the “Grant Date”), is made by and between Associated Capital Group, Inc., a Delaware corporation (the “Company”), and ______________ (the “Grantee”).

WHEREAS, the Company adopted the Associated Capital Group, Inc. 2015 Stock Award and Incentive Plan (the “Plan”), pursuant to which the Company may grant shares of Stock which are subject to forfeiture and restricted as to transfer (shares of Stock so restricted are hereinafter referred to as “Restricted Stock”); and

WHEREAS, the Company desires to grant to the Grantee the number of shares of Restricted Stock provided for herein.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Grant of Restricted Stock Award

(a) Grant of Restricted Stock.  The Company hereby grants to the Grantee, effective as of the Grant Date, ______ shares of Restricted Stock on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b) Incorporation of Plan.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2. Terms and Conditions of Award

The grant of Restricted Stock set forth in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a) Ownership of Shares. Subject to the restrictions set forth in the Plan and in this Agreement, the Grantee shall possess all incidents of ownership of the Restricted Stock granted hereunder, including the right to receive dividends with respect to such Stock and the right to vote such Stock.

(b) Payment of Dividends.  Upon vesting of any shares of Restricted Stock, the Grantee shall be entitled to payment of any dividends that were paid by the Company with respect to such shares prior to the vesting thereof.  At the time such dividends become payable, the Committee shall determine whether such dividends shall be payable in cash or in notes having a Fair Market Value equal to the amount of such dividends.   No interest or profit participation shall accrue on unpaid dividends on behalf of the Grantee.  If the Company or the Grantee terminates the Grantee's employment for any reason prior to vesting of the Restricted Stock, then the Restricted Stock and associated unpaid dividends shall be forfeited, except as provided in Section 2(g) below.

(c) Restrictions.  Neither the Restricted Stock nor any interest therein may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to the lapse of restrictions set forth in this Agreement applicable thereto, as set forth in Section 2(e).  The Committee may, in its sole discretion, cancel all or any portion of any outstanding restrictions prior to the expiration of the periods provided under Section 2(e).

(d) Certificate; Restrictive Legend.  The Grantee agrees that any certificate issued for Restricted Stock prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the “Restrictions”), contained in the Associated Capital Group, Inc. 2015 Stock Award and Incentive Plan and an agreement entered into between the registered owner and Associated Capital Group, Inc.  Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

(e) Lapse of Restrictions.  Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(c) shall lapse as follows:

(i)
With respect to [●] percent ([●]%) of the shares of Restricted Stock subject to this Restricted Stock Award, on the [●] anniversary of the Grant Date, so long as the Grantee is employed by or providing services to the Company or its subsidiaries as of such date

(ii)
With respect to [●] percent ([●]%) of the shares of Restricted Stock subject to this Restricted Stock Award, on the [●] anniversary of the Grant Date, so long as the Grantee is employed by or providing services to the Company or its subsidiaries as of such date; and

(iii)
With respect to [●] percent ([●]%) of the shares of Restricted Stock subject to this Restricted Stock Award, on the [●] anniversary of the Grant Date, so long as the Grantee is employed by or providing services to the Company or its subsidiaries as of such date.

Upon each lapse of restrictions relating to Restricted Stock, the Company shall either (i) issue to the Grantee or the Grantee's personal representative a stock certificate representing a number of shares of Stock, free of the restrictive legend described in Section 2(d), equal to the number of shares subject to this Restricted Stock Award with respect to which such restrictions have lapsed or (ii) make, or cause to be made, a book entry or other electronic notation indicating the Grantee’s ownership of such shares free of such restrictive legend.  If certificates representing such Restricted Stock shall have theretofore been delivered to the Grantee, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer prior to the issuance by the Company of such unlegended shares of Stock.

(f) Termination of Employment or Services.  In the event that the Grantee's employment with or provision of services to the Company and its subsidiaries is terminated prior to the lapsing of restrictions with respect to any portion of the Restricted Stock granted hereunder, such portion of the Restricted Stock held by the Grantee shall be immediately forfeited.

Restricted Stock forfeited pursuant to this Section 2(f) shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither the Grantee nor any of the Grantee's successors, heirs, assigns, personal representatives or other transferees shall thereafter have any further rights or interests in such shares or certificates.  If certificates containing restrictive legends shall have theretofore been delivered to the Grantee (or his/her legatees, personal representative or other transferee), such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.

(g) Change in Control.  The restrictions applicable to any outstanding Restricted Stock shall lapse upon the occurrence of a Change in Control.

(h) Income Taxes.  The Grantee shall pay to the Company promptly upon request, and in any event at the time the Grantee recognizes taxable income in respect of the Restricted Stock (or, if the Grantee makes an election under Section 83(b) of the Code, in connection with such grant), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock.  Such payment shall be made in the form of cash, shares of Stock already owned by the Grantee, shares of Stock otherwise issuable upon the lapse of restrictions, or in a combination of such methods.  The Grantee shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.

Section 3. Miscellaneous

(a) Notices.  Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to the General Counsel at the principal office of the Company and, in the case of the Grantee, to Grantee's address appearing on the books of the Company or to the Grantee's residence or to such other address as may be designated in writing by the Grantee.

(b) No Right to Continued Employment.  Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue in the employ of or to continue as an independent contractor of the Company or any subsidiary or shall interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause.

(c) Bound by Plan.  By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d) Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e) Invalid Provision.  The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f) Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(g) Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior agreements, communications, representations and negotiations in respect thereto.

(h) Governing Law.  This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Delaware.

(i) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures begin on the following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

ASSOCIATED CAPITAL GROUP, INC.

By:
Name:
Title:

GRANTEE

Signature:
Printed Name:
Address: